Exhibit 99.1

May 13, 2015

RXi Pharmaceuticals Reports First Quarter

2015 Financial Results and Business Highlights

MARLBOROUGH, Mass./PRNewswire/May 13, 2015 – RXi Pharmaceuticals Corporation (NASDAQ: RXII), a biotechnology company focused on discovering and developing innovative therapeutics primarily in the areas of dermatology and ophthalmology, today reported its financial results for the quarter ended March 31, 2015, and provided a business update.

“RXi has continued its efforts to increase shareholder value with key developments during this first quarter,” said Dr. Geert Cauwenbergh, President and CEO of RXi Pharmaceuticals. “The exclusive license of our sd-rxRNA® technology to MirImmune for ex vivo cell-based cancer immunotherapies not only provides the potential for long-term financial return, it also highlights the potential therapeutic development opportunities for our propriety platform. Furthermore, the completion of the global license agreement for Samcyprone™ now allows us to drive this program forward and further broadens our clinical pipeline. Lastly, as communicated in our year-end earnings call, top-line results from our first Phase 2a trial three months after scar revision surgery have provided clear guidance for our ongoing and future clinical development and strategy with RXI-109. We anticipate sharing additional updates later this year for both our dermal and ocular programs.”

The Company will host a conference call today at 4:30 p.m. EDT to discuss financial results and provide an update on the Company. The webcast link will be available under the “Investors” section of the Company’s website, www.rxipharma.com. The event may also be accessed by dialing toll-free in the United States and Canada: +1 888-669-0684. International participants may access the event by dialing: +1 862-225-5361. An archive of the webcast will be available on the Company’s website approximately two hours after the presentation.

Financial Highlights

Preferred Shares

At March 31, 2015, there were 3,085 and 21 shares of Series A Preferred Stock and Series A-1 Preferred Stock outstanding, respectively, or approximately 19% ownership on a fully-diluted basis. Subsequent to the quarter ended March 31, 2015, 2,026 shares of Series A Preferred Stock were converted into shares of the Company’s common stock. As a result of these conversions, as of May 13, 2015 the Company had 1,059 and 21 shares of Series A Preferred Stock and Series A-1 Preferred Stock outstanding, respectively, or approximately 7% ownership on a fully-diluted basis.

The Company had 36,160,133 shares of common stock outstanding as of May 13, 2015 and the number of common stock underlying the Series A Preferred Stock and Series A-1 Preferred Stock, as of the same date, totaled approximately 2.6 million shares.

Cash Position

At March 31, 2015, the Company had cash and cash equivalents of approximately $6.6 million, compared with cash and cash equivalents of $8.5 million at December 31, 2014. We believe that our existing cash and cash equivalents and the potential proceeds available under our equity facility with Lincoln Park Capital should be sufficient to fund our operations for at least one year.

Research and Development Expenses

Research and development expenses for the quarter ended March 31, 2015 were $2.1 million, compared with $1.5 million for the quarter ended March 31, 2014. Research and development expenses increased from the prior quarter primarily due to toxicology studies required for the Company’s ophthalmology IND, subject-related fees for the Company’s three ongoing Phase 2a clinical trials and expenses related to the close of the Samcyprone™ license agreement in February 2015.

General and Administrative Expenses

General and administrative expenses for the quarter ended March 31, 2015 were $0.9 million, compared with $0.8 million for the quarter ended March 31, 2014. General and administrative expenses increased primarily due to legal fees required during the quarter as compared with the same period in the prior year.

Net Loss Applicable to Common Stockholders

Net loss attributable to common stockholders for the quarter ended March 31, 2015 was $3.1 million, compared with $4.0 million for the same period in 2014. The decrease in net loss applicable to common stockholders for the quarter was primarily attributable to a decrease in the Company’s closing common stock price on the dividend payment dates and the number of preferred shares earning dividends each quarter.

First Quarter 2015 and Recent Corporate Highlights

Reported Positive Advancements within our Dermatology Franchise

Early top line results from our first Phase 2a study, RXI-109-1301, have shaped the Company’s ongoing and future clinical development strategy. Based on three month data, the Company has shown that treatment with RXI-109 has a clinical effect in the target population. In addition, initiating treatment with RXI-109 two weeks after scar revision surgery, during the proliferation phase of the wound healing process, is beneficial as compared to initiating treatment immediately after surgery (during the inflammation phase). Based on these observations, the Company is implementing an optimized dosing regimen in study RXI-109-1402. In study RXI-109-1402, RXI-109 is being evaluated to reduce recurrence of hypertrophic scars after scar revision surgery. In this study, enrollment is more than 50% complete.

Enrollment is complete and data collection is ongoing for the Company’s Phase 2a clinical trial, RXI-109-1401, which is evaluating RXI-109 to reduce recurrence of keloids after scar revision surgery.

The Company completed the global license agreement for Samcyprone™. This propriety topical formulation of diphenylcyclopropenone (DPCP) is being evaluated for the treatment of warts, alopecia areata and cutaneous metastases of malignant melanoma. DPCP is an immunomodulating agent that works by eliciting a T-cell response. While the drug DPCP has been used for decades, it is expected that Samcyprone™ will result in a better safety profile, a more consistent drug product and equivalent efficacy at lower doses. In April of this year, the U.S. Food and Drug Administration (FDA) granted Orphan Drug Designation to RXi for Samcyprone™ for the treatment of Malignant Melanoma Stage IIb to IV. A number of patients with Stage IIb to IV malignant melanoma develop cutaneous metastases. Samcyprone™ is being developed for treatment of these metastases.

The Company entered into collaborations with Dr. James Krueger of The Rockefeller University for the study of the effects of Samcyprone™ on the changes in gene expression profiles influenced by DPCP in patients with cutaneous metastases of solid tumors and with Dr. Maria Hordinsky of the University of Minnesota and the National Alopecia Areata Foundation for the study of Samcyprone™ in the treatment of alopecia areata.

The Company presented new data at the 74th Annual Meeting of the Society for Investigative Dermatology on the Company’s proprietary self-delivering RNAi (sd-rxRNA®) compounds developed to target tyrosinase (TYR) and collagenase (MMP1). sd-rxRNA compounds developed to target TYR, lead to a visible reduction of pigmentation in melanocytes in a 3-dimensional tissue culture model of human epidermis. Results from experiments in this model show that sd-rxRNA compounds targeting TYR are at least one hundred times more potent than kojic acid, a well-characterized skin lightening agent. sd-rxRNA compounds developed to target MMP1 resulted in a reduction in MMP1 mRNA levels that correspond to a similar reduction in MMP1 enzyme activity in cell culture in vitro. In addition, silencing of MMP1 expression in an in vitro scratch assay resulted in reduced migration of A549 cells, a clinically relevant non-small cell lung cancer cell line. Reduced migration in a scratch assay may indicate a reduction in the invasive nature of the cancer cell due to MMP1 reduction as a result of sd-rxRNA treatment.

Exclusive Licensing Agreement

The Company entered into an exclusive license agreement with MirImmune LLC for use of the Company’s novel and proprietary sd-rxRNA technology in developing innovative ex vivo cell-based cancer immunotherapies. MirImmune will develop ex vivo cell-based therapeutics utilizing RXi’s sd-rxRNA technology to target immune inhibitory pathways, which are in part responsible for limiting the efficacy of cancer immunotherapeutics. As consideration for the license, RXi will receive an annual licensing fee, clinical milestone payments, sublicensing income and single digit royalties. Pending MirImmune’s achievement of a few gating milestones, RXi will also have the right to acquire a double-digit equity stake in MirImmune.

Intellectual Property

The Company was granted a patent by the United States Patent and Trademark Office for the delivery of double stranded siRNAs (21 to 23 nucleotides in length) across the blood-retina barrier (e.g., topical or systemic delivery) for the treatment of wet age-related macular degeneration or diabetic retinopathy. The patent, which was part of the RNAi assets acquired from OPKO Health, Inc., is scheduled to expire in 2023.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a biotechnology company focused on discovering and developing innovative therapeutics primarily in the areas of dermatology and ophthalmology that address high-unmet medical needs. Our discovery and clinical development programs are based on siRNA technology as well as immunotherapy agents. These compounds include, but are not limited to, our proprietary, self-delivering RNAi (sd-rxRNA®) compounds for the treatment of dermal and retinal scarring. It also includes an immunomodulator, Samcyprone™, a proprietary topical formulation of diphenylcyclopropenone (DPCP), for the treatment of such disorders as alopecia areata, warts, and cutaneous metastases of melanoma.

RXi’s robust pipeline, coupled with an extensive patent portfolio, provides for product and business development opportunities across a broad spectrum. We are committed to being a partner of choice for academia, small companies, and large multinationals. We welcome ideas and proposals for strategic alliances, including in- and out-licensing opportunities, to advance and further develop strategic areas of interest. Additional information may be found on the Company’s website, www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109, Samcyprone™ and our other product candidates (collectively “our product candidates”); the future success of our clinical trials with our product candidates; the timing for the commencement and completion of clinical trials; and the future success of our strategic partnerships. Forward-looking statements about expectations and development plans of RXi’s product candidates and partnerships involve significant risks and uncertainties, including the following: risks that we may not be able to successfully develop and commercialize our product candidates; risks that product development and clinical studies may be delayed, not proceed as planned and/or be subject to significant cost over-runs; risks related to the development and commercialization of products by competitors; risks related to our ability to control the timing and terms of collaborations with third parties; and risks that other companies or organizations may assert patent rights preventing us from developing or commercializing our product candidates. Additional risks are detailed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors.” Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. RXi does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

RXi Pharmaceuticals Corporation

Tamara McGrillen

508-929-3646

tmgrillen@rxipharma.com

RXi PHARMACEUTICALS CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended March 31, 2015	For the Three Months Ended March 31, 2014

Total revenues	$34	$29

Research and development expenses	2,107	1,476
General and administrative expenses	873	843

Loss from operations	(2,946)	(2,290)
Interest income, net	1	6

Net loss	(2,945)	(2,284)
Series A and Series A-1 convertible preferred stock dividends	(185)	(1,755)

Net loss applicable to common stockholders	$(3,130)	$(4,039)

Net loss per common share applicable to common stockholders:
Basic and diluted loss per share	$(0.13)	$(0.32)

Weighted average common shares outstanding:
Basic and diluted	23,763,486	12,616,086

RXi PHARMACEUTICALS CORPORATION

CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$6,580	$8,496
Restricted cash	50	50
Prepaid expenses and other current assets	351	442

Total current assets	6,981	8,988
Equipment and furnishings, net	170	183
Other assets	18	18

Total assets	$7,169	$9,189

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$459	$285
Accrued expenses and other current liabilities	1,097	1,002
Deferred revenue	—	47

Total current liabilities	1,556	1,334
Total convertible preferred stock	3,085	5,110
Total stockholders’ equity	2,528	2,745

Total liabilities, convertible preferred stock and stockholders’ equity	$7,169	$9,189